                                             Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-64844


                             SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                             (TO PROSPECTUS DATED FEBRUARY 27, 2003)
                             PRELIMINARY PROSPECTUS SUPPLEMENT DATED
                             SEPTEMBER 30, 2003

        PRINCIPAL PROTECTED CALLABLE NOTES

        UBS AG $ -- NOTES LINKED TO THE S&P 500(R) INDEX DUE  --

           Issuer:                        UBS AG



           Maturity Date:                 We currently expect that the Notes will mature on a date
                                          between October  -- , 2010 and October  -- , 2012. The
                                          maturity date will be determined on October  -- , 2003 (the
                                          "trade date") and set forth in the final prospectus
                                          supplement.



           No Interest Payments:          We will not pay you interest during the term of the Notes.



           Underlying Index:              The return on the Notes is linked to the performance of the
                                          S&P 500(R) Index (the "Index").



           Call Feature:                  We may call your Notes on October  -- , 2006 (the third
                                          anniversary of the trade date), each one year anniversary
                                          thereafter during the term of the Notes and the maturity
                                          date (each, a "call date").



           Called Return:                 The called return represents a non-compounded return on the
                                          Notes of 10% per annum. The called return and call price per
                                          $1,000 principal amount of the Notes with respect to each
                                          call date are specified below:

                                                    CALL DATE             CALLED RETURN    CALL PRICE
                                                    ---------             -------------    ----------
                                           October  -- , 2006                  30%           $1,300
                                           October  -- , 2007                  40%           $1,400
                                           October  -- , 2008                  50%           $1,500
                                           October  -- , 2009                  60%           $1,600
                                           October  -- , 2010                  70%           $1,700
                                           October  -- , 2011                  80%           $1,800
                                           October  -- , 2012                  90%           $1,900

                                          For a further description of the manner in which the called return for the final call date (which is the maturity date of the Notes) will be determined, see page S-1, "Examples"
                                          beginning on page S-4 and "Specific Terms of the
                                          Notes -- Payment at Maturity or Call Date" beginning on page
                                          S-17.




           Payment if Called:             If we call the Notes on any call date, you will receive a
                                          cash payment (the "call price") for each $1,000 principal
                                          amount of your Notes equal to the sum of (i) $1,000 PLUS
                                          (ii) $1,000 multiplied by the applicable called return.



           Payment at Maturity:           If we have not called the Notes, at maturity you will
                                          receive a cash payment per $1,000 principal amount of your
                                          Notes equal to the GREATER of:



                                                (i) $1,000



                                                      or



                                                (ii) $1,000 + ($1,000 X Index Return)



                                          You will receive a positive return on your Notes only if the
                                          Index Return is positive.



           Index Return:                  Index Ending Level - Index Starting Level
                                          -----------------------------------------
                                                   Index Starting Level



           Index Starting Level:          The closing level of the Index on the trade date.



           Index Ending Level:            The closing level of the Index on the final valuation date.



           No Listing:                    The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any
                                          electronic communications network.



           Booking Branch:                UBS AG, Jersey Branch

        SEE "RISK FACTORS" BEGINNING ON PAGE S-7 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                          Price to      Underwriting    Proceeds to
                                           Public         Discount        UBS AG
           Per Note
           Total

        UBS INVESTMENT BANK            UBS FINANCIAL SERVICES INC.

        Prospectus Supplement dated October  -- , 2003            [UBS LOGO]

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE NOTES?

The Notes are callable notes issued by UBS offering principal protection. The return on the Notes, if any, is linked to the performance of the S&P 500(R) Index (the "Index"), and will depend on whether, and the extent to which, the Index Return is positive and if we elect to call your Notes.

We may call your Notes at our option on October -- , 2006 (the third anniversary of the trade date), each one year anniversary thereafter during the term of the Notes and the maturity date (each, a "call date"). Our decision to call the Notes on any call date will depend in part on whether the Index has appreciated and the extent to which the closing level of the Index immediately prior to that call date exceeds the Index Starting Level. If we call your Notes, we will pay you, on the applicable call date, an amount in cash equal to the call price. For each $1,000 principal amount of the Notes, the call price will be equal to the sum of (i) $1,000 plus (ii) $1,000 multiplied by the applicable called return. We will most likely call your Notes on the maturity date if the Index Return exceeds the called return on or with respect to that date. The called return represents a non-compounded return on the Notes of 10% per annum. The called return and call price per $1,000 principal amount of the Notes with respect to each call date are specified below:

CALL DATE                                      CALLED RETURN    CALL PRICE
---------                                      -------------    ----------
October  -- , 2006..........................        30%           $1,300
October  -- , 2007..........................        40%           $1,400
October  -- , 2008..........................        50%           $1,500
October  -- , 2009..........................        60%           $1,600
October  -- , 2010..........................        70%           $1,700
October  -- , 2011..........................        80%           $1,800
October  -- , 2012..........................        90%           $1,900

In the event that the final call date (which is the maturity date of the Notes) is after October -- , 2010 but prior to October -- , 2011 or after October
 -- , 2011 but prior to October -- , 2012, the called return with respect to the final call date will be determined by prorating the non-compounded annual return of 10% referred to above for the number of days between October -- , 2010 or October -- , 2011, depending on the maturity of the Notes, and the final call date.

If we do not call your Notes, then at maturity you will receive a cash payment per $1,000 principal amount of the Notes equal to the greater of (i) $1,000 or
(ii) the sum of $1,000 plus $1,000 multiplied by the Index Return.

We will not pay you interest during the term of the Notes. You will not receive less than $1,000 per $1,000 principal amount of the Notes if you hold the Notes to maturity.

SELECTED PURCHASE CONSIDERATIONS

+ GROWTH POTENTIAL--If we do not call your Notes and the Index Return is positive, you will receive a positive return on your Notes at maturity. If we call your Notes, you will receive a positive return on your Notes equivalent to the applicable called return.

+ CALLABLE--The Notes are callable at our option in whole but not in part. We may call the Notes on October -- , 2006 (the third anniversary of the trade date), each one year anniversary thereafter during the term of the Notes and the maturity date. We may not call your Notes prior to maturity even if, five business days prior to any applicable call date, the level of the Index has appreciated significantly since the trade date and in percentage terms is greater than the applicable called return for that date. We will however most likely call your Notes at maturity if the Index Return exceeds the called return for the final call date.

+ PRESERVATION OF CAPITAL--You will receive at least 100% of the principal amount of your Notes if you hold the Notes to maturity, regardless of the performance of the Index.

+ MATURITY DATE RANGE--The maturity date will not be determined until the trade date. We expect the maturity of the Notes to be between 7 and 9 years from the date of original issuance of the Notes. The maturity date will be set forth in the final prospectus supplement we will deliver to you in connection with the issuance and sale of the Notes.

+  MINIMUM DENOMINATION--$1,000 principal amount per Note.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-7.

+ MARKET RISK--The return on the Notes, if any, is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive and if we elect to call your Notes. YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES IF WE DO NOT CALL YOUR NOTES AND THE INDEX RETURN IS ZERO OR NEGATIVE.

+ THE CALL FEATURE LIMITS YOUR POTENTIAL RETURN--Your investment in the Notes may not perform as well as an investment in a security whose return is based solely on the performance of the Index. Your ability to participate in the appreciation of the Index is limited by our right to call the Notes on any call date and the applicable called return. In contrast, an investment in a non-callable security linked directly to the performance of the Index will not limit an investor's participation in the appreciation of the Index.

+ CALLABLE AT OUR OPTION--We have the right to call the Notes at our option on October -- , 2006 (the third anniversary of the trade date), each one year anniversary thereafter during the term of the Notes and the maturity date. If we exercise our call option, your return on the Notes will be limited to the applicable called return as discussed above, and you will not be entitled to participate in any subsequent increases in the level of the Index.

+ NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the Index (the "Index Constituent Stocks").

+ NO PRINCIPAL PROTECTION UNLESS YOU HOLD THE NOTES TO MATURITY--You will be entitled to receive a minimum payment of $1,000 per $1,000 principal amount of the Notes only if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a substantial loss. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

+ NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There may be little or no secondary market for the Notes. While UBS Securities LLC and other affiliates of UBS intend to make a market in the Notes, they are not required to do so and may stop making a market at any time.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+ You seek an investment that offers principal protection when held to maturity and the possibility of a positive return at maturity.

+ You believe that the Index will appreciate over the term of your Notes and that such appreciation is unlikely to exceed the applicable called return for the Notes.

+ You are willing to hold the Notes to maturity and you are prepared to have your Notes called on or prior to the maturity date at the applicable call price.

+  You seek an investment with a return linked to the performance of the Index.

+ You are willing to be exposed to potential poor Index performance, including the risk that the Index may experience limited appreciation, or no appreciation at all, or may decline over the term of your Notes, which may result in a reduced return or a return of only the principal amount of your investment.

+  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+ You seek an investment that is exposed to the full upside performance of the Index or you are willing to make an investment that is exposed to the full downside performance risk of the Index.

+ You believe that, over the term of your Notes, the Index is not likely to appreciate or will decline, or you believe that the Index will appreciate over the term of the Notes and that such appreciation will exceed the applicable called return for the Notes.

+ You are unable or unwilling to hold the Notes to maturity or are unwilling to make an investment that may be called prior to or at maturity.

+  You seek current income from your investment.

+ You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

+  You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

+ In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in income. We have determined that the comparable yield is equal to -- % per annum, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual amount payable by us to you in respect of your Notes at maturity or on the applicable call date, as the case may be, will be, or that the amount payable at maturity will even exceed the principal amount of your Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" beginning on page S-25.

EXAMPLES

The following four examples demonstrate the hypothetical payment per $1,000 principal amount of the Notes based on the assumptions outlined below and the hypothetical returns set forth in each example.

COMMON ASSUMPTIONS (FOR THE FOUR EXAMPLES THAT FOLLOW):

Principal amount of each Note:               $1,000

Term:                                        8.5 years (actual term of the Notes will be
                                             set on the trade date)

Underlying Index:                            S&P 500(R) Index (the "Index")

Index Return:                                (Index Ending Level--Index Starting Level)
                                             ------------------------------------------
                                                        Index Starting Level

Called return:                               10% non-compounded return per annum

CALL DATE                                           CALLED RETURN    CALL PRICE
---------                                           -------------    ----------
October  -- , 2006................................       30%           $1,300
October  -- , 2007................................       40%           $1,400
October  -- , 2008................................       50%           $1,500
October  -- , 2009................................       60%           $1,600
October  -- , 2010................................       70%           $1,700
October  -- , 2011................................       80%           $1,800
April  -- , 2012*.................................       85%           $1,850

------------
* Hypothetical final call date (actual final call date of the Notes will be set on the trade date). In the event that the actual final call date (which will be the maturity date of the Notes) is after October -- , 2010 but prior to October -- , 2011 or after October -- , 2011 but prior to October -- , 2012, the called return with respect to the final call date will be determined by prorating the non-compounded annual return of 10% referred to above for the number of days between October -- , 2010 or October -- , 2011, depending on the maturity of the Notes, and the final call date.

EXAMPLE 1--THE INDEX IS UP 60% ON THE FINAL VALUATION DATE AND THE NOTES ARE NOT CALLED

CALCULATION OF PAYMENT ON THE NOTES

Assuming the Index has appreciated 60% on the final valuation date and the Notes have not been called, investors will fully participate in the appreciation of the Index. Investors will therefore receive the principal amount of their Notes, as well as a positive return equal to the Index Return:

Principal amount of each Note =                                        $1,000

            PLUS

Principal amount of each Note X Index Return
$1,000 X 60%                                                           $  600
                                                                       ------
                                                              TOTAL:   $1,600
                                                                       ======

Investor receives $1,600 at maturity for each $1,000 principal amount of the Notes (a 60% total return).

CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE INDEX

Principal amount =                                                    $1,000

            PLUS

Principal amount X Index Return
$1,000 X 60%                                                          $  600
                                                                      ------
                                                              TOTAL:  $1,600
                                                                      ======

Investor would receive $1,600 on a $1,000 direct investment in the Index (a 60% total return).

EXAMPLE 2--THE INDEX IS DOWN 60% ON THE FINAL VALUATION DATE AND THE NOTES ARE NOT CALLED

CALCULATION OF PAYMENT ON THE NOTES

Assuming the Index has declined 60% on the final valuation date and the Notes have not been called, investors will receive an amount equal to the full principal amount of the Notes only:

Principal amount of each Note =                                        $1,000
                                                                       ------
                                                              TOTAL:   $1,000
                                                                       ======

Investor receives $1,000 at maturity for each $1,000 principal amount of the Notes (a 0% total return).

CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE INDEX

Principal amount =                                                     $1,000

          PLUS

Principal amount X Index Return
$1,000 X (-60%)                                                        $ -600
                                                                       ------
                                                              TOTAL:   $  400
                                                                       ======

Investor would receive $400 on a $1,000 direct investment in the Index (a 60% loss).


EXAMPLE 3--THE INDEX IS UP 120% IN YEAR 6 AND THE NOTES ARE CALLED

CALCULATION OF PAYMENT ON THE NOTES

Assuming the Index has appreciated 120% on October -- , 2009, the fifth business day preceding the sixth anniversary of the trade date, we may call the Notes. If the Notes are called, investors will receive the principal amount of their Notes, as well as the applicable called return of 60%:

Principal amount of each Note =                                        $1,000

          PLUS

Principal amount of each Note X 60% called return
$1,000 X 60%                                                           $  600
                                                                       ------
                                                              TOTAL:   $1,600
                                                                       ======

Investor receives $1,600 at maturity for each $1,000 principal amount of the Notes (a 60% total return).

CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE INDEX

Principal amount =                                                     $1,000

          PLUS

Principal amount X Index Return
$1,000 X 120%                                                          $1,200
                                                                       ------
                                                              TOTAL:   $2,200
                                                                       ======

Investor would receive $2,200 on a $1,000 direct investment in the Index (a 120% total return).

EXAMPLE 4-- THE INDEX IS UP 100% ON THE FINAL VALUATION DATE AND THE NOTES ARE CALLED

CALCULATION OF PAYMENT ON THE NOTES

Assuming the Index has appreciated 100% on the final valuation date, the Notes will be called. If the Notes are called, investors will receive the principal amount of their Notes as well as the applicable called return of 85%:

Principal amount of each Note =                                        $1,000

          PLUS

Principal amount of each Note X 85% called return
$1,000 X 85%                                                           $  850
                                                                       ------
                                                              TOTAL:   $1,850
                                                                       ======

Investor receives $1,850 at maturity for each $1,000 principal amount of the Notes (an 85% total return). This is the maximum return that an investor in the Notes may earn assuming that the Notes are called at maturity (which, in this example, is April -- , 2012). We will most likely call the Notes at maturity if the Index Return exceeds the called return for the final call date (which is the maturity date of the Notes). As discussed above (see Common Assumptions on page S-4), the actual term of the Notes will be set on the trade date.

CALCULATION OF COMPARATIVE RETURN ON A $1,000 DIRECT INVESTMENT IN THE INDEX

Principal amount =                                                     $1,000

          PLUS

Principal amount X Index Return

$1,000 X 100%                                                          $1,000
                                                                       ------

                                                              TOTAL:   $2,000
                                                                       ======

Investor would receive $2,000 on a $1,000 direct investment in the Index (a 100% total return).

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes, if any, is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive and if we elect to call your Notes. Investing in the Notes is NOT equivalent to investing directly in the Index or investing in a zero-coupon bond with the same maturity and credit risk as the Notes that pays 100% of principal at maturity. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY UNLESS THEY ARE OTHERWISE CALLED. YOUR PRINCIPAL IS PROTECTED ONLY IF YOU HOLD YOUR NOTES TO MATURITY

You will receive at least the minimum payment of 100% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market you may have to sell your Notes at a discount. You should be willing to hold your Notes to maturity.

YOU WILL BE REQUIRED TO PAY TAXES ON YOUR NOTES EACH YEAR

If you are a U.S. person, you generally will be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield for the Notes, even though you will not receive any payments from us until maturity. The estimated yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Your cost basis in your Notes will be increased by the amount you are required to include in income each year. Any gain you may recognize upon the sale or maturity of the Notes will be taxed as ordinary interest income. Conversely, if the actual payment at maturity for the Notes is less than the projected payment at maturity based on the estimated yield for the Notes, you would have an ordinary tax loss. If you purchase the Notes at a time other than the original issuance date, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.

For further information, you should refer to "Supplemental Tax Considerations" beginning on page S-25.

BECAUSE WE HAVE THE OPTION TO CALL YOUR NOTES, YOUR APPRECIATION POTENTIAL IS LIMITED

We may call your Notes at our option on October -- , 2006 (the third anniversary of the trade date), each one year anniversary thereafter during the term of the Notes and the maturity date. If we call your Notes, your payment for each $1,000 principal amount of your Notes on the applicable call date will be limited to the call price for that call date and you will not be entitled to participate in any subsequent appreciation of the Index. As a result, the return on your investment would be limited by the applicable called return (ranging between 30% and 90%), depending on the call date. If we call your Notes prior to maturity and the Index appreciates substantially thereafter, you will not be entitled to participate in any such subsequent appreciation of the Index. Also, if we call your Notes prior to or on the maturity date, you will not be entitled to participate in any appreciation of the Index in excess of the called return for that call date. Accordingly, the call price for your Notes may cause you to earn a return that is less than the return on a direct investment in a security whose return is based solely on the performance of the Index over the term of your Notes.

RISK FACTORS
--------------------------------------------------------------------------------

OWNING THE NOTES IS NOT THE SAME AS OWNING THE INDEX CONSTITUENT STOCKS OR A NON-CALLABLE SECURITY LINKED DIRECTLY TO THE PERFORMANCE OF THE INDEX

The return on your Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks or a non-callable security linked directly to the performance of the Index and held such investment for a similar period because:

- you will receive a minimum payment of 100% of the principal amount of your Notes if the Notes are held to maturity;

- if we exercise our right to call your Notes on any call date, the return on your Notes will not exceed the called return described above; and

- the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

As discussed above, if we call the Notes on any call date, your return on the Notes will be less than the return on a direct investment in the Index, without taking into account taxes and other costs related to such a direct investment.

Even if the level of the Index increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the Index to increase while the market value of the Notes declines.

YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES IF WE DO NOT CALL YOUR NOTES AT OR PRIOR TO MATURITY AND THE INDEX RETURN IS ZERO OR NEGATIVE

If we do not call your Notes, it is possible that, on the final valuation date, the Index Ending Level may be equal to or less than the Index Starting Level, and that the Index Return will be equal to zero or negative. In that event, you will receive the minimum payment of 100% of the principal amount of your Notes at maturity.

WE MAY NOT CALL YOUR NOTES PRIOR TO MATURITY EVEN IF THE INDEX HAS APPRECIATED SUBSTANTIALLY SINCE THE TRADE DATE

We may not call your Notes prior to maturity even if, five business days prior to any applicable call date, the level of the Index has appreciated significantly since the trade date and in percentage terms is greater than the applicable called return for that call date. Although we expect that generally the level of the Index immediately prior to any call date and the called return with respect to that date will affect our decision whether to call your Notes prior to maturity more than any other factors, other factors may influence our decision to call the Notes, including option time value as well as hedging transactions entered into by us or our affiliates with respect to the Notes. If we do not call the Notes and the Index subsequently declines so that the Index Return is zero or negative, you will receive only the principal amount of your Notes and you will not participate in any prior appreciation of the Index.

CHANGES THAT AFFECT THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY

The policies of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if S&P changes these policies, for example by changing the manner in which it calculates the Index, or if S&P discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such

RISK FACTORS
--------------------------------------------------------------------------------

as these occur, or if the Index closing level on the final valuation date is not available because of a market disruption event or for any other reason, the calculation agent--which initially will be UBS Securities LLC, an affiliate of UBS--may determine the Index Ending Level or the fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

HISTORICAL LEVELS OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE LEVELS OF THE INDEX DURING THE TERM OF THE NOTES

The trading prices of the Index Constituent Stocks will determine the level of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the values of Index Constituent Stocks.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE INDEX CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE INDEX CONSTITUENT STOCKS

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As an owner of the Notes, you will not have voting rights or any other rights that holders of Index Constituent Stocks may have.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes to maturity. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There may be little or no secondary market for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time. As market makers, trading of the Notes may cause UBS Securities LLC or other affiliates of UBS to be long or short the Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the Notes.

If you sell your Notes before maturity or the applicable call date, as the case may be, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity if the Notes have not otherwise been called. Therefore, you may sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes. In addition, the effect of one factor may offset any increase in the market value of your Notes caused by another factor, and vice versa. We expect that generally the level of the Index and interest rates on any day will affect the market value of the Notes more than any other factors. Other factors that may influence the market value of the Notes include:

+ the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

+  the market price of the Index Constituent Stocks;

+ the dividend rate paid on Index Constituent Stocks (while not paid to holders of the Notes, dividend payments on Index Constituent Stocks may influence the market price of Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Notes);

+ the time remaining to the next and each subsequent call date and to the maturity of the Notes;

RISK FACTORS
--------------------------------------------------------------------------------

+ supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market maker;

+ economic, financial, political, regulatory, or judicial events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally; or

+  the creditworthiness of UBS.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN INDEX CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON INDEX CONSTITUENT STOCKS OR THE INDEX, MAY IMPAIR THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging" on page S-23, we or one or more affiliates may hedge our obligations under the Notes by purchasing Index Constituent Stocks, futures or options on Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or the Index, and we may adjust these hedges by, among other things, purchasing or selling Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in Index Constituent Stocks and other investments relating to Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS or another affiliate of UBS and the interests of holders of the Notes. Moreover, UBS and UBS Securities LLC have published and in the future expect to publish research reports with respect to some or all of the issuers of the Index Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes.

RISK FACTORS
--------------------------------------------------------------------------------

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION

UBS and its affiliates are not affiliated with S&P in any way (except for licensing arrangements discussed below in "The S&P 500 Index" beginning on page S-12) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If S&P discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" beginning on page S-19 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation" on page S-21. S&P is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about S&P and the Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or S&P contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Index and S&P.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of the return paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-22. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting Index Constituent Stocks or the Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

If we have not called your Notes and do not exercise our right to call the Notes on the maturity date, the determination of the Index Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, then the calculation agent will instead use the closing level of the Index on the first calendar day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final valuation date. If a market disruption event is occurring on the last possible final valuation date, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" beginning on page S-19.

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THE S&P 500 INDEX

We have derived all information regarding the S&P 500 Index (the "Index") contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the Index, and may discontinue publication of the Index.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time (the "Index Constituent Stocks") compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of August 29, 2003, 424 companies or 83.6% of the Index by market capitalization traded on the New York Stock Exchange ("NYSE"), 74 companies or 16.2% of the Index by market capitalization traded on The Nasdaq Stock Market, and 2 companies or 0.2% of the Index by market capitalization traded on the American Stock Exchange. As of August 29, 2003, the Index represented approximately 77% of the market value of S&P's internal database of over 7,420 equities. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 7,420 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (86), Consumer Staples (37), Energy (23), Financials (83), Health Care (47), Industrials (59), Information Technology
(83), Materials (34), Telecommunication Services (12) and Utilities (36). S&P may from time to time, in its sole discretion, add companies to or delete companies from the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks and received the dividends paid on such stocks.

COMPUTATION OF THE INDEX

S&P currently computes the Index as of a particular time as follows:

- the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

- the market values of all component stocks as of that time are aggregated;

- the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

- the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

THE S&P 500 INDEX
--------------------------------------------------------------------------------

- the current aggregate market value of all component stocks is divided by the base value; and

- the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

- the issuance of stock dividends;

- the granting to shareholders of rights to purchase additional shares of stock;

- the purchase of shares by employees pursuant to employee benefit plans;

- consolidations and acquisitions;

- the granting to shareholders of rights to purchase other securities of the issuer;

- the substitution by S&P of particular component stocks in the Index; or

- other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                     New Market Value
Old Base Value  X    ----------------  =    New Base Value
                     Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. S&P does not guarantee the accuracy or the completeness of the Index or any data included in the Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable at maturity.

HISTORICAL CLOSING LEVELS OF THE S&P 500 INDEX

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Notes receiving a positive total return on their investment. The closing level of the Index as of September 30, 2003 was 995.97.

THE S&P 500 INDEX
--------------------------------------------------------------------------------

The graph below illustrates the performance of the Index from January 1, 1983 through September 30, 2003.

[S&P 500 INDEX LEVEL GRAPH]

31-Dec-82                                                                        140.64
31-Jan-83                                                                         145.3
28-Feb-83                                                                        148.06
31-Mar-83                                                                        152.96
29-Apr-83                                                                        164.42
31-May-83                                                                        162.39
30-Jun-83                                                                        168.11
29-Jul-83                                                                        162.56
31-Aug-83                                                                         164.4
30-Sep-83                                                                        166.07
31-Oct-83                                                                        163.55
30-Nov-83                                                                         166.4
30-Dec-83                                                                        164.93
31-Jan-84                                                                        163.41
29-Feb-84                                                                        157.06
30-Mar-84                                                                        159.18
30-Apr-84                                                                        160.05
31-May-84                                                                        150.55
29-Jun-84                                                                        153.18
31-Jul-84                                                                        150.66
31-Aug-84                                                                        166.68
28-Sep-84                                                                         166.1
31-Oct-84                                                                        166.09
30-Nov-84                                                                        163.58
31-Dec-84                                                                        167.24
31-Jan-85                                                                        179.63
28-Feb-85                                                                        181.18
29-Mar-85                                                                        180.66
30-Apr-85                                                                        179.83
31-May-85                                                                        189.55
28-Jun-85                                                                        191.85
31-Jul-85                                                                        190.92
30-Aug-85                                                                        188.63
30-Sep-85                                                                        182.08
31-Oct-85                                                                        189.82
29-Nov-85                                                                        202.17
31-Dec-85                                                                        211.28
31-Jan-86                                                                        211.78
28-Feb-86                                                                        226.92
31-Mar-86                                                                         238.9
30-Apr-86                                                                        235.52
30-May-86                                                                        247.35
30-Jun-86                                                                        250.84
31-Jul-86                                                                        236.12
29-Aug-86                                                                        252.93
30-Sep-86                                                                        231.32
31-Oct-86                                                                        243.98
28-Nov-86                                                                        249.22
31-Dec-86                                                                        242.17
30-Jan-87                                                                        274.08
27-Feb-87                                                                         284.2
31-Mar-87                                                                         291.7
30-Apr-87                                                                        288.36
29-May-87                                                                         290.1
30-Jun-87                                                                           304
31-Jul-87                                                                        318.66
31-Aug-87                                                                         329.8
30-Sep-87                                                                        321.83
30-Oct-87                                                                        251.79
30-Nov-87                                                                         230.3
31-Dec-87                                                                        247.08
29-Jan-88                                                                        257.07
29-Feb-88                                                                        267.82
31-Mar-88                                                                        258.89
29-Apr-88                                                                        261.33
31-May-88                                                                        262.16
30-Jun-88                                                                         273.5
29-Jul-88                                                                        272.02
31-Aug-88                                                                        261.52
30-Sep-88                                                                        271.91
31-Oct-88                                                                        278.97
30-Nov-88                                                                         273.7
30-Dec-88                                                                        277.72
31-Jan-89                                                                        297.47
28-Feb-89                                                                        288.86
31-Mar-89                                                                        294.87
28-Apr-89                                                                        309.64
31-May-89                                                                        320.52
30-Jun-89                                                                        317.98
31-Jul-89                                                                        346.08
31-Aug-89                                                                        351.45
29-Sep-89                                                                        349.15
31-Oct-89                                                                        340.36
30-Nov-89                                                                        345.99
29-Dec-89                                                                         353.4
31-Jan-90                                                                        329.08
28-Feb-90                                                                        331.89
30-Mar-90                                                                        339.94
30-Apr-90                                                                         330.8
31-May-90                                                                        361.23
29-Jun-90                                                                        358.02
31-Jul-90                                                                        356.15
31-Aug-90                                                                        322.56
28-Sep-90                                                                        306.05
31-Oct-90                                                                           304
30-Nov-90                                                                        322.22
31-Dec-90                                                                        330.22
31-Jan-91                                                                        343.93
28-Feb-91                                                                        367.07
29-Mar-91                                                                        375.22
30-Apr-91                                                                        375.34
31-May-91                                                                        389.83
28-Jun-91                                                                        371.16
31-Jul-91                                                                        387.81
30-Aug-91                                                                        395.43
30-Sep-91                                                                        387.86
31-Oct-91                                                                        392.45
29-Nov-91                                                                        375.22
31-Dec-91                                                                        417.09
31-Jan-92                                                                        408.79
28-Feb-92                                                                         412.7
31-Mar-92                                                                        403.69
30-Apr-92                                                                        414.95
29-May-92                                                                        415.35
30-Jun-92                                                                        408.14
31-Jul-92                                                                        424.22
31-Aug-92                                                                        414.03
30-Sep-92                                                                         417.8
30-Oct-92                                                                        418.68
30-Nov-92                                                                        431.35
31-Dec-92                                                                        435.71
29-Jan-93                                                                        438.78
26-Feb-93                                                                        443.38
31-Mar-93                                                                        451.67
30-Apr-93                                                                        440.19
31-May-93                                                                        450.19
30-Jun-93                                                                        450.53
30-Jul-93                                                                        448.13
31-Aug-93                                                                        463.56
30-Sep-93                                                                        458.93
29-Oct-93                                                                        467.83
30-Nov-93                                                                        461.79
31-Dec-93                                                                        466.45
31-Jan-94                                                                        481.61
28-Feb-94                                                                        467.14
31-Mar-94                                                                        445.77
29-Apr-94                                                                        450.91
31-May-94                                                                        456.51
30-Jun-94                                                                        444.27
29-Jul-94                                                                        458.26
31-Aug-94                                                                         475.5
30-Sep-94                                                                        462.71
31-Oct-94                                                                        472.35
30-Nov-94                                                                        453.69
30-Dec-94                                                                        459.27
31-Jan-95                                                                        470.42
28-Feb-95                                                                        487.39
31-Mar-95                                                                        500.71
28-Apr-95                                                                        514.71
31-May-95                                                                         533.4
30-Jun-95                                                                        544.75
31-Jul-95                                                                        562.06
31-Aug-95                                                                        561.88
29-Sep-95                                                                        584.41
31-Oct-95                                                                         581.5
30-Nov-95                                                                        605.37
29-Dec-95                                                                        615.93
31-Jan-96                                                                        636.02
29-Feb-96                                                                        640.43
29-Mar-96                                                                         645.5
30-Apr-96                                                                        654.17
31-May-96                                                                        669.12
28-Jun-96                                                                        670.63
31-Jul-96                                                                        639.95
30-Aug-96                                                                        651.99
30-Sep-96                                                                        687.31
31-Oct-96                                                                        705.27
29-Nov-96                                                                        757.02
31-Dec-96                                                                        740.74
31-Jan-97                                                                        786.16
28-Feb-97                                                                        790.82
31-Mar-97                                                                        757.12
30-Apr-97                                                                        801.34
30-May-97                                                                        848.28
30-Jun-97                                                                        885.14
31-Jul-97                                                                        954.29
29-Aug-97                                                                        899.47
30-Sep-97                                                                        947.28
31-Oct-97                                                                        914.62
28-Nov-97                                                                         955.4
31-Dec-97                                                                        970.43
30-Jan-98                                                                        980.28
27-Feb-98                                                                       1049.34
31-Mar-98                                                                       1101.75
30-Apr-98                                                                       1111.75
29-May-98                                                                       1090.82
30-Jun-98                                                                       1133.84
31-Jul-98                                                                       1120.67
31-Aug-98                                                                        957.28
30-Sep-98                                                                       1017.01
30-Oct-98                                                                       1098.67
30-Nov-98                                                                       1163.63
31-Dec-98                                                                       1229.23
29-Jan-99                                                                       1279.64
26-Feb-99                                                                       1238.33
31-Mar-99                                                                       1286.37
30-Apr-99                                                                       1335.18
31-May-99                                                                       1301.84
30-Jun-99                                                                       1372.71
30-Jul-99                                                                       1328.72
31-Aug-99                                                                       1320.41
30-Sep-99                                                                       1282.71
29-Oct-99                                                                       1362.93
30-Nov-99                                                                       1388.91
31-Dec-99                                                                       1469.25
31-Jan-00                                                                       1394.46
29-Feb-00                                                                       1366.42
31-Mar-00                                                                       1498.58
28-Apr-00                                                                       1452.43
31-May-00                                                                        1420.6
30-Jun-00                                                                        1454.6
31-Jul-00                                                                       1430.83
31-Aug-00                                                                       1517.68
29-Sep-00                                                                       1436.51
31-Oct-00                                                                        1429.4
30-Nov-00                                                                       1314.95
29-Dec-00                                                                       1320.28
31-Jan-01                                                                       1366.01
28-Feb-01                                                                       1239.94
30-Mar-01                                                                       1160.33
30-Apr-01                                                                       1249.46
31-May-01                                                                       1255.82
29-Jun-01                                                                       1224.42
31-Jul-01                                                                       1211.23
31-Aug-01                                                                       1133.58
9/28/2001                                                                       1040.94
10/31/2001                                                                      1059.78
11/30/2001                                                                      1139.45
12/31/2001                                                                      1148.08
1/31/2002                                                                        1130.2
2/28/2002                                                                       1106.73
3/31/2002                                                                       1147.39
4/30/2002                                                                       1076.92
5/31/2002                                                                       1067.14
6/30/2002                                                                        989.82
7/31/2002                                                                        911.62
8/30/2002                                                                        916.07
9/30/2002                                                                        815.28
10/31/2002                                                                       885.76
11/29/2002                                                                       936.31
12/31/2002                                                                       879.82
1/31/2003                                                                         855.7
2/28/2003                                                                        841.15
3/31/2003                                                                        848.18
4/23/2003                                                                        919.02
5/1/2003                                                                          916.3
5/28/2003                                                                        953.22
6/23/03                                                                          981.64
7/31/03                                                                          993.75
9/30/03                                                                          995.97

Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with securities, including the Notes.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Index to track general stock market performance. S&P's only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to UBS or the Notes. S&P has no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL

THE S&P 500 INDEX
--------------------------------------------------------------------------------

DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

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VALUATION OF THE NOTES

AT MATURITY OR CALL DATE. The return on your Notes will be based on the performance of the Index. If we do not call your Notes on or prior to the maturity date, then at maturity we will pay you an amount in cash for each $1,000 principal amount of the Notes equal to the greater of (i) $1,000 or (ii) the sum of $1,000 plus $1,000 multiplied by the Index Return.

The "Index Return" will be calculated as follows:

                   Index Ending Level - Index Starting Level
                   -----------------------------------------
                              Index Starting Level

The "Index Ending Level" will be the closing level of the Index on the final valuation date.

The "Index Starting Level" will be the closing level of the Index on October -- , 2003 (the "trade date").

If we call your Notes, we will pay you on the applicable call date an amount in cash per $1,000 principal amount of the Notes equal to the sum of (i) $1,000 plus (ii) $1,000 multiplied by the applicable called return. The called return represents a non-compounded return of 10% per annum.

Participation in any appreciation in the level of the Index is limited by our right to call the Notes on any call date and the called return for any applicable call date.

For further information concerning the calculation of the payment at maturity, see "Specific Terms of the Notes--Payment at Maturity or Call Date" beginning on page S-17.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index and interest rates on any day will affect the market value of the Notes more than any other factors. Any increase in the market value of the Notes is limited by our right to call the Notes on October -- , 2006 (the third anniversary of the trade date), each one year anniversary thereafter during the term of the Notes and the maturity date. Other factors that may influence the market value of the Notes include, but are not limited to, supply and demand for the Notes, the volatility of the Index and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-7 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

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SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Index" mean the S&P 500(R) Index.

The Notes are callable notes issued by UBS, which offer principal protection at maturity. The return on the Notes, if any, is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive and if we call your Notes.

COUPON

We will not pay you interest during the term of the Notes.

MINIMUM DENOMINATION

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY OR CALL DATE

We may call your Notes at our option on October -- , 2006 (the third anniversary of the trade date), each one year anniversary thereafter during the term of the Notes and the maturity date (each, a "call date"). If any such day other than the maturity date is not a business day, then the applicable call date will be the next following business day. The maturity date -- and therefore the final call date -- will be determined in accordance with "-- Maturity Date" below. Our decision to call the Notes on any call date will depend in part on whether the Index has appreciated and the extent to which the closing level of the Index immediately prior to that call date exceeds the Index Starting Level.

PAYMENT AT MATURITY IF NOT CALLED

If we do not call your Notes, then at maturity we will pay you an amount in cash for each $1,000 principal amount of the Notes equal to the greater of: (i) $1,000 or (ii) $1,000 + ($1,000 X Index Return).

The "Index Return" will be calculated as follows:

                   Index Ending Level - Index Starting Level
                   -----------------------------------------
                              Index Starting Level

The "Index Ending Level" will be the closing level of the Index on the final valuation date.

SPECIFIC TERMS OF THE NOTES
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The "Index Starting Level" will be the closing level of the Index on October -- , 2003 (the "trade date").

If we exercise our option to call the Notes, you will receive the call price discussed below under "--Callable at the Option of UBS; Payment on Call Date."

The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events below under "--Market Disruption Event" beginning on page S-19.

CALLABLE AT THE OPTION OF UBS; PAYMENT ON CALL DATE

We, in our discretion, may call the Notes in whole, but not in part, on any call date by giving notice to the trustee of the Notes at least 5 but not more than 30 business days prior to any call date and specifying the call price payable for the Notes on the applicable call date. If we elect to exercise our option to call the Notes, the call price will be disclosed to registered holders of the Notes through DTC, or its nominee. On the applicable call date, we will pay you an amount in cash per $1,000 principal amount of the Notes equal to the call price. While the Notes are held at the depositary, the registered holder will be DTC, and DTC will receive the notice of our exercise of our call option on the Notes. See "Description of Debt Securities We May Offer--Form, Exchange and Transfer of Debt Securities" in the accompanying prospectus for additional information regarding the depositary.

The "call price" will be equal to the sum of (i) $1,000 plus (ii) $1,000 multiplied by the applicable called return.

The "called return" represents a non-compounded return on the Notes of 10% per annum. The called return and call price per $1,000 principal amount of the Notes with respect to each call date are specified below:

CALL DATE                                               CALLED RETURN   CALL PRICE
---------                                               -------------   ----------
October  -- , 2006....................................       30%          $1,300
October  -- , 2007....................................       40%          $1,400
October  -- , 2008....................................       50%          $1,500
October  -- , 2009....................................       60%          $1,600
October  -- , 2010....................................       70%          $1,700
October  -- , 2011....................................       80%          $1,800
October  -- , 2012....................................       90%          $1,900

In the event that the final call date (which is the maturity date of the Notes) is after October -- , 2010 but prior to October -- , 2011 or after
October -- , 2011 but prior to October -- , 2012, the called return with respect to the final call date will be determined by prorating the non-compounded annual return of 10% referred to above for the number of days between October -- , 2010 or October -- , 2011, depending on the maturity of the Notes, and the final call date.

The potential return of your Notes is limited by our ability to call your Notes. If we call your Notes, your payment on the applicable call date will be limited to the call price for that call date, and you will not be entitled to participate in any subsequent appreciation of the Index. We will most likely call your Notes on the maturity date if the Index Return exceeds the called return on or with respect to that date.

MATURITY DATE

The maturity date will be -- (a date between October -- , 2010 and October -- , 2012, to be determined on the trade date), unless that day is not a business day, in which case the maturity date will be the

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be -- (a date between October -- , 2010 and October -- , 2012, to be determined on the trade date), unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days. The final valuation date will only be relevant if we do not exercise our right to call the Notes on or prior to the maturity date.

MARKET DISRUPTION EVENT

As set forth under "Payment at Maturity or Call Date" above, if we do not call your Notes, the calculation agent will determine on the final valuation date the Index Ending Level and will calculate the amount you receive at maturity based on the Index Return. If a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date, then the calculation agent will instead use the closing level of the Index on the first calendar day after that day on which no market disruption event occurs or is continuing in order to determine the Index Return. In no event, however, will the final valuation date be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the Index Ending Level is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the Index Ending Level that would have prevailed in the absence of the market disruption event or such other reason on the last possible final valuation date.

Any of the following will be a market disruption event:

+ a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks in the Index for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

+ the Index is not published, as determined by the calculation agent in its sole discretion

+ in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging" on page S-23.

The following events will not be market disruption events:

+ a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

+ a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If S&P discontinues publication of the Index and they or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index then the calculation agent will determine the level of the Index on any date when such level is required to be determined and will, if we have not called your Notes, determine the Index Ending Level and will calculate the Index Return and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the level of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or index and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the securities included in the Index or the method of calculating the Index has been changed at any time in any respect that causes the Index not to fairly represent the level of the Index had such changes not been made or that otherwise affects the determination of the Index Ending Level or the calculation of the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the Index closing level used to calculate the Index Return and the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Ending Level, the Index Return, the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

SPECIFIC TERMS OF THE NOTES
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MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the level of the Index during the term of the Notes, the Index Ending Level, the Index Return and the amount payable in respect of your Notes, including, to the extent applicable, the call price. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

+ acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks,

+ acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks,

+ acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

+  any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" beginning on page S-7 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF AUGUST 29, 2003 (UNAUDITED)                               CHF       USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt

  Debt issued(1)............................................  139,003    99,276
                                                              -------   -------
  Total Debt................................................  139,003    99,276
Minority Interest(2)........................................    4,160     2,971
Shareholders' Equity........................................   36,570    26,118
                                                              -------   -------
Total capitalization........................................  179,733   128,365
                                                              =======   =======

---------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.71420.

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States federal and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined the comparable yield for the Notes is equal to -- % per annum, compounded semiannually, with a projected payment at maturity of $ -- based on an investment of $1,000. Based upon this comparable yield, if you are an initial holder that holds a Note until maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year: $ -- in 2003, $ -- in 2004, $ -- in 2005, $ -- in 2006, $ -- in 2007, $ -- in 2008, $ -- in
2009, $ -- in 2010 and, if applicable, $ -- in 2011 and $ -- in 2012. However, if the amount you receive at maturity is greater than $ -- , you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2010, 2011 or 2012, depending on the maturity date of the Notes, by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $ -- , you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2010, 2011 or 2012, depending on the maturity date of the Notes, by an amount that is equal to such difference. If the amount you receive at maturity is less than $ -- , then you would recognize a net ordinary loss in 2010, 2011 or 2012, depending on the maturity date of the Notes, in an amount equal to such difference.

YOU ARE REQUIRED TO USE THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE SET FORTH ABOVE IN DETERMINING YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, UNLESS YOU TIMELY DISCLOSE AND JUSTIFY ON YOUR FEDERAL INCOME TAX RETURN THE USE OF A DIFFERENT COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, AND WE MAKE NO REPRESENTATIONS REGARDING THE AMOUNT OF CONTINGENT PAYMENTS WITH RESPECT TO THE NOTES.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Secondary Purchasers. If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Amounts received upon sale, redemption or maturity. You will recognize a gain or loss upon the sale, redemption or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the Notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
For residents of Switzerland, for tax purposes, there is no annual interest taxation. At maturity, the amount exceeding the principal amount will be taxed as follows: The portion representing interest shall be treated as income and the portion representing premium shall be treated as a capital gain.

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ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 3.0% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-7
The S&P 500 Index.....................  S-12
Valuation of the Notes................  S-16
Specific Terms of the Notes...........  S-17
Use of Proceeds and Hedging...........  S-23
Capitalization of UBS.................  S-24
Supplemental Tax Considerations.......  S-25
ERISA Considerations..................  S-28
Supplemental Plan of Distribution.....  S-29

PROSPECTUS
Introduction..........................     3
Cautionary Note Regarding Forward-
  Looking Information.................     5
Incorporation of Information About UBS
  AG..................................     7
Where You Can Find More Information...     7
Presentation of Financial
  Information.........................     8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................     9
Capitalization of UBS.................     9
UBS...................................    10
Use of Proceeds.......................    12
Description of Debt Securities We May
  Offer...............................    13
Description of Warrants We May Offer..    35
Legal Ownership and Book-Entry
  Issuance............................    52
Considerations Relating to Indexed
  Securities..........................    58
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    61
U.S. Tax Considerations...............    64
Tax Considerations Under the Laws of
  Switzerland.........................    75
ERISA Considerations..................    77
Plan of Distribution..................    78
Validity of the Securities............    81
Experts...............................    81

[UBS AG LOGO]

Principal
Protected Callable
Notes

UBS AG $ --
NOTES LINKED TO THE
S&P 500(R) INDEX
DUE  --

PROSPECTUS SUPPLEMENT

OCTOBER  -- , 2003
(TO PROSPECTUS DATED FEBRUARY 27, 2003)

UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.